Exhibit 10.03

OGE ENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(SERP)

(As Amended and Restated Effective as of January 1, 2005)

OGE ENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2005)

Purpose

The purpose of this Supplemental Executive Retirement Plan is to promote the best interests of the Company by enabling the Company: (a) to attract to its key management positions persons of outstanding ability, and (b) to retain in its employ those persons of outstanding competence who occupy key executive positions and who in the past contributed and who continue in the future to contribute materially to the success of the business by their ability, ingenuity and industry. This Supplemental Executive Retirement Plan was established to accomplish such purpose effective January 1, 1993, by Oklahoma Gas and Electric Company and assumed by the Company on November 18, 1998. OGE Energy Corp. hereby amends and restates the Supplemental Executive Retirement Plan, as heretofore amended, effective as of January 1, 2005, as provided herein. It is intended to be a plan which is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE 1

Definitions

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required from time to time.

1.1

“Affiliate” shall mean any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as a Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “Separation from Service” below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.

1.2	“Board of Directors” means the Board of Directors of OGE Energy Corp. as constituted from time to time.

1.3	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.4	“Committee” means the Compensation Committee of the Board of Directors.

1.5	“Company” means OGE Energy Corp. and any of its domestic subsidiaries and divisions, as designated by the Board of Directors, and any successor of OGE Energy Corp. under the terms of Section 7.3.

1.6	“Company’s Pension Plan” means the OGE Energy Corp. Retirement Plan, as amended from time to time.

1.7

“Compensation” means, at any date, the Participant’s Compensation as defined under the Company’s Pension Plan as in effect with respect to that Participant on such date, except that (i) such Compensation shall not be limited by Code Section 401(a)(17) and (ii) such Compensation shall include amounts, if any, that would have been Compensation as so defined but for the fact such amounts were deferred by the Participant for the periods in question under the OGE Energy Corp. Deferred Compensation Plan or any successor thereto.

1.8	“Effective Date” means January 1, 1993.

1.9

“Final Average Compensation” means the monthly average of the Participant’s Compensation earned during the last 36 consecutive months of employment with the Company. If the Participant does not have 36 consecutive months of employment, “Final Average Compensation” shall be the average Compensation for his period of employment with the Company.

1.10	“Normal Retirement Date” means the first day of the month coinciding with or following the Participant’s 65th birthday.

1.11

“Other Pension Benefits” means benefits paid or payable to a Participant from the Company’s Pension Plan, the Company’s Restoration of Retirement Income Plan, the qualified or nonqualified pension plans of any prior employer unrelated to the Company, or any governmental or church pension plan as defined in Sections 3(32) and 3(33) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); excluding, however, any portion of such benefits attributable to the Participant’s own contributions as determined by the plan’s administrator or other responsible agent. Regardless of the form, amount or timing of payment, “Other Pension Benefits” shall be calculated, based on applicable actuarial assumptions (including assumptions as to mortality and interest rates) used under the Company’s Pension Plan, by the Company’s actuary as of the Participant’s commencement of benefits under this Plan on the basis of a 100% joint and survivor annuity, payable monthly, for married Participants, and on the basis of a 10-year certain and life annuity, payable monthly, for unmarried Participants.

1.12	“Participant” means an employee of the Company specifically designated by the Committee to be covered under this Plan and who continues to fulfill all requirements for participation.

1.13	“Plan” means the Supplemental Executive Retirement Plan as herein set forth and as it may be amended from time to time.

1.14

“Service” means, at any date, the Participant’s “Credited Service” as determined for purposes of calculating the Participant’s benefit under Article V, assuming it were applicable to the Participant, under the Company’s Pension Plan, as in effect on that date, plus service with any immediate predecessor company which was acquired, merged, or consolidated with the Company, as permitted in the sole discretion of the Committee.

1.15

“Separation from Service” means in respect of a Participant, any termination of employment with the Company employing the Participant and all its Affiliates due to retirement, death, Total and Permanent Disability or other reason; provided, however, that, no Separation from Service for reasons other than death shall be deemed to occur for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence that does not exceed six months or, if longer, the period during which the Participant’s right to reemployment with the Company or its Affiliates is provided either under applicable statute or by contract; and provided further that, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to have occurred on the first day following such six-month period. Whether or when a Separation from Service has occurred for purposes of the Plan shall be determined based on the meaning of “separation from service” under Code Section 409A and the regulations promulgated thereunder and, accordingly, shall be based on whether the facts and circumstances indicate that the Company employing the Participant and its Affiliates and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to such Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates less than 36 months). A Participant shall be presumed for this purpose to have a Separation from Service where the level of bona fide services decreases to a level equal to 20% or less of such average level of services.

1.16	“Specified Employee” means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of a Participant’s employing Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant’s Separation from Service, stock of such Company or an Affiliate thereof is publicly traded on an established securities market or otherwise.

1.17

“Social Security Benefits” means 1/12th of the annual primary insurance amount estimated by the Committee to be payable to the Participant at his social security retirement age under the Federal Social Security Act.

1.18	“Surviving Spouse” means the spouse to whom the Participant is lawfully married at the time of his death.

1.19

“Totally and Permanently Disabled” or “Total and Permanent Disability” means that the Participant is eligible to receive disability retirement benefits under the Company’s Pension Plan, determined without regard to Section 6.3(a)(ii) thereof.

ARTICLE 2

Retirement Benefits

2.1	Normal Retirement Benefit

(a)

Upon a vested Participant’s Separation from Service on or after his Normal Retirement Date for reasons other than death, the Company shall pay retirement benefits to the Participant in such amount and at such time as hereinafter described.

(b)

Subject to Section 2.4 relating to delay in payment for Specified Employees and Section 5.1 relating to the form of payment, the normal retirement benefit payable to the Participant in monthly amounts during his lifetime and commencing as of the first day of the month coincident with or next following his Separation from Service (but subject to Section 7.11) shall equal 65% of the Participant’s Final Average Compensation, offset or reduced by the following:

(i)	Other Pension Benefits; and

(ii)	Social Security Benefits.

(c)	Benefit payments which have commenced under the terms of this Plan shall not be affected by any subsequent change in Other Pension Benefits under a plan of the Company.

2.2	Early Retirement Benefit

(a)

Subject to Section 2.4 relating to delay in payment for Specified Employees and Section 5.1 relating to the form of payment, any vested Participant who has a Separation from Service prior to his Normal Retirement Date for reasons other than death or Total and Permanent Disability shall be entitled to early retirement benefits under this Section 2.2. Such benefits shall commence as of the first day of the month coincident with or next following the Participant’s Separation from Service but subject to Section 7.11. If early retirement benefits commence prior to the Participant’s Normal Retirement Date, the amount of the Participant’s benefit under this Plan shall be reduced according to the following schedule:

Age at Commencement of Benefits	Benefit as a % of Final Average Compensation
55	32%
56	38%
57	44%
58	50%
59	54%
60	58%
61	60%
62	62%
63	63%
64	64%

(b)	Benefits payable under Section 2.2(a) shall be reduced or offset as described in Section 2.1(b).

2.3	Disability Retirement Benefit

Subject to Section 2.4 relating to delay in payment for Specified Employees and Section 5.1 relating to the form of payment, a vested Participant who has a Separation from Service by reason of being Totally and Permanently Disabled shall be entitled to benefits under this Plan as set forth in Section 2.1. Disability retirement benefits to which a vested Participant is entitled under this Section 2.3 shall commence as of the first day of the month coincident with or next following the date of the Participant’s Separation from Service but subject to Section 7.11.

2.4	Delay in Payment for Specified Employees

Notwithstanding the foregoing provisions of this Article 2, if a Participant is a Specified Employee at the time of his Separation from Service for reasons other than death and is to commence to receive payment under this Article 2 before the date that is six months after the date of such Separation from Service, no payment of the Participant’s benefits shall be made to or in respect of the Participant until the end of such six-month period (or until the Participant’s death, if earlier). Any such payment to which the Participant would otherwise be entitled to receive during such six-month period shall instead be accumulated and paid, with interest at the rate used in determining the actuarial equivalent lump sum amount of such payment, as of the first day of the seventh month following the date of Separation from Service or, in the event of the Participant’s earlier death, as soon as practicable after his death to his Surviving Spouse, if any, or otherwise to his estate. If a Participant dies after the date payment of retirement benefits would have commenced under this Article 2 but for this Section 2.4 and before payments commence due to the operation of this Section 2.4, he shall be deemed for purposes of Article 3 to have died after the commencement of benefits under the Plan.

ARTICLE 3

Death Benefits

3.1	The following death benefit shall be payable to a Surviving Spouse under the Plan:

(a)

Upon the death of a vested Participant prior to his commencement of benefits under this Plan, the Participant’s Surviving Spouse, if any, shall receive, as of the first day of the month following the Participant’s death, but subject to Section 7.11, a lump sum payment which is the actuarial equivalent of a life annuity, commencing as of such date, payable monthly in an amount equal to 100% of the monthly amount of the Participant’s Normal or Early Retirement Benefit as calculated under Section 2.1 or 2.2, whichever is applicable, based on the Participant’s age at date of death.

(b)

If the Surviving Spouse is more than ten years younger that the Participant at the time of the Participant’s death, benefits payable to the Surviving Spouse under this Section 3.1 shall be reduced by 50%.

3.2	The Surviving Spouse’s benefits provided herein shall be in addition to any pre- or post-retirement life insurance benefits under the Company’s insurance programs.

3.3	Except as provided in Sections 2.4 and 3.1, no other death benefits shall be payable under this Plan on the death of a Participant, whether or not vested.

ARTICLE 4

Vesting

4.1

Any participant having completed a minimum of 10 years of Service with the Company and attained age 55 while employed by the Company shall be considered vested in rights to retirement benefits as provided in this Plan, subject to the provisions of Section 7.2 of this Plan.

4.2

By written action of the Committee and in its sole discretion, the requirement of 10 years of Service with the Company for vesting purposes under the terms of this Plan may be partially or fully waived for a specified Participant on such terms as the Committee may determine.

ARTICLE 5

Form of Payment of Benefits

5.1

Benefits under this Plan for a Participant who is not married when benefits commence to him under this Plan shall be payable in the form of a lump sum payment which is the actuarial equivalent of the monthly amount of benefit determined under Article 2 to which the Participant is entitled if such monthly amount were payable for the life of the Participant in the form of a 10-year certain and life annuity. Benefits under this Plan for a Participant who is married when benefits commence to him under this Plan shall be payable in the form of a lump sum payment which is the actuarial equivalent of the monthly amount of benefit determined under Article 2 to which the Participant is entitled if such monthly amount were payable as a 100% joint and survivor annuity for the life of the Participant and his spouse to whom he is lawfully married at the time of commencement of benefits.

5.2

The undertakings of the Company herein constitute an unsecured promise of the Company to make the payments as provided in the Plan. This Plan is unfunded and no current beneficial interest in any asset of the Company shall accrue to any Participant or other person under the terms of this Plan. All Participants shall be entitled to the benefits provided by the Plan. It is the intent of the Company that the total cost of providing the benefits under this Plan will be borne by the Company.

ARTICLE 6

Administration

6.1

The Committee shall have sole and absolute discretionary power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures and to make all decisions, including deciding all questions of fact, necessary or proper in its judgment to carry out the terms of this Plan. The Committee’s interpretation and construction hereof, and actions hereunder, including any valuation of the amount or recipient of the payments to be made thereunder, shall be binding and conclusive on all persons for all purposes. The Company’s Chief Accounting Officer, shall act as the Committee’s agent in administering this Plan. Neither the Company, or its officers, employees or directors, nor the Committee or any member thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

6.2	Each Participant shall furnish to the Committee such information as it may from time to time request for the purpose of the proper administration of this Plan.

6.3

The OGE Energy Corp., by action of the Board of Directors, reserves the exclusive right to amend, modify, alter or terminate this Plan in whole or in part without notice to the Participants. Except to the extent necessary to comply with Section 409A of the Code, no such termination, modification or amendment shall terminate or diminish the amount of benefits then being paid, or to be paid on subsequent termination of employment, to any Participant or Surviving Spouse. Notwithstanding the foregoing, no benefits may be distributed on termination of the Plan other than as provided in Articles 2 and 3 except to the extent acceleration of the time and form of payment is permitted under Section 409A of the Code and the regulations and guidance issued thereunder.

6.4	OGE Energy Corp. shall be the “Administrator” of the Plan for purposes of ERISA.

ARTICLE 7

General Provisions

7.1

This Plan shall not be deemed to give any Participant or other person in the employ of the Company any right to be retained in the employment of the Company, or to interfere with the right of the Company to terminate any Participant or such other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

7.2

In the event a Participant is discharged for cause involving illegal or fraudulent acts, such discharge may result in forfeiture of all benefits and rights under the Plan, in the sole discretion of the Committee.

7.3

The rights, privileges, benefits and obligations under this Plan are intended to be, and shall be treated as, legal obligations of the Company and binding upon the Company, its successors and assigns, including successors by corporate merger, consolidation, reorganization or otherwise.

7.4

Copies of this Plan, together with copies of any approved procedures for administration will be furnished to each Participant together with an annual statement of benefits over the signature of the Chairman of the Board or his designee.

7.5

This Plan was approved initially by resolution of the Board of Directors of Oklahoma Gas and Electric Company at a regular meeting on November 9, 1993 to be effective as of January 1, 1993 and was subsequently assumed and amended by resolutions of the Board of Directors.

7.6

The provisions of this Plan shall be construed according to the law of the State of Oklahoma excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.

7.7

The masculine pronoun wherever used shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

7.8	The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of this Plan, rather than such titles and headings, shall control.

7.9	Amounts payable under the Plan shall be reduced to the extent of amounts required to be withheld by the Company under Federal, state, or local law.

7.10

Whenever and as often as any person is entitled to payments under the Plan shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to apply such payments to his own best interest and advantage, the Committee, in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways: (i) directly to him; (ii) to his legal guardian or conservator; or (iii) to his spouse or to any other person, to be expended for his benefit; and the decision of the Committee shall in each case be final and binding upon all person in interest.

7.11

Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date in Article 2 or 3 shall be treated for purposes of Code Section 409A as made on the date specified if the distribution is made at such date specified or a later date in the same calendar year or, if later and provided that the Participant or other recipient is not permitted, directly or indirectly, to designate the year in which distribution is made, by the 15th day of the third calendar month following the specified date. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his estate, a payment will be treated as made on the specified date for purposes of Code Section 409A if the payment is made during the first calendar year in which payment is administratively practicable.

7.12

The provisions of this Plan are not intended, and should not be construed to be legal, business or tax advice. The Company, Participants and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

7.13

To the extent applicable, it is intended that this Plan be in full compliance with the provisions of Section 409A of the Code. The Plan shall be interpreted, construed and administered in a manner consistent with this intent.

7.14

In determining actuarially equivalent values for purposes of the Plan, the corresponding actuarial assumptions (including assumptions as to mortality and interest rates) used from time to time under the Company’s Pension Plan shall be used for purposes of the Plan.

ARTICLE 8

Claims Procedure

8.1	Initial Claims Procedure

The Participant or his Surviving Spouse or any other person shall follow such procedures for making a claim as are provided by the Committee. The Committee shall make a decision upon each claim within 90 days of its receipt of such claim. If the claim is approved, the Committee shall determine the extent of benefits and initiate payment thereof. In the event that no action is taken on the applicant’s initial application for benefits within the period specified in this Section 8.1, the claim shall be deemed denied, and the applicant’s appeal rights under Section 8.3 will be in effect as of the end of such period.

8.2	Notice of Denial of Claim

If an application for benefits under Section 8.1 is denied in whole or in part, the Committee shall provide the applicant with a written notice of denial, setting forth: (a) the specific reason or reasons the claim was denied, (b) a specific reference to pertinent provisions of the Plan upon which the denial was based, (c) a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedure and the time limits applicable including a statement of the applicant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse determination or review. This written notice of denial shall be furnished within 90 days after receipt of the claim by the Committee unless specific circumstances require an extension of time for processing. If an extension is required, written notice of the extension shall be furnished prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects the render the final decision.

8.3	Claims Review Procedure

Within 60 days after receipt of a notice of denial, the applicant or his duly authorized representative may file a written notice of appeal of such denial with the Committee. Such notice of appeal must set forth the specific reasons for the appeal. In addition, within such appeal period the applicant or his duly authorized representative shall be provided, upon written request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and may submit written comments, documents, records and other information relating to the claim. The 60-day period within which the request for review must be filed may be extended if the nature of the benefit which is the subject of the claim and other attendant circumstances so warrant and the 60-day limitations period would otherwise be unreasonable. In its sole discretion, the Committee may grant the applicant an oral hearing on his appeal. In considering the claim on review, the Committee will take into account all documents and information related to the claim that were submitted by the applicant and shall deliver to the applicant, or authorized representative, a written decision on the claim within 60 days after the receipt of the request for review, except that if there are special circumstances which require an extension of time, the 60 period may be extended to 120 days. If such extension is required, written notice shall be furnished to the applicant, or authorized representative, prior to the termination of the initial 60 day period. The decision shall be written in a manner calculated to be understood by the claimant, include the specific reason or reasons for the decision and contain a specific reference to the pertinent Plan provisions upon which the decision is based, a statement that a applicant, or his/her authorized representative, shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of, all documents, records, and other information relevant to the applicant’s claim for benefits, and a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

Dated: April 17, 2008

OGE ENERGY CORP.

By: /s/ Peter B. Delaney

Its: Chairman, Chief Executive Officer and President

Attest:

/s/ Carla D. Brockman

Secretary